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                                  Exhibit 99.1


COMPANY CONTACT:   David Ellis, Chief Financial Officer:
                   (905) 764-3701, extension 301, or dellis@powerloc.com

PRESS RELEASE

                    PARADIGM ADVANCED TECHNOLOGIES ANNOUNCES
                            LIMITED PRIVATE PLACEMENT

TORONTO, Ontario, December 23, 2002 - Paradigm Advanced Technologies, Inc. (Pinksheets: PRAV) announced today the status of its current financing activities through a private placement of its senior subordinated secured convertible notes.

The Company's current objective is to raise approximately U.S. $4,000,000, subject to market and other conditions, and it has raised U.S. $1,225,000 in multiple closings to date. Paradigm intends to use the net proceeds from the financing for business development and other general corporate purposes, including an acceleration of its product research and development efforts, completing Paradigm's re-audit of its financial statements and enabling the Company to pursue its strategic objectives.

The Company currently has up to U.S. $4,700,000 in outstanding liabilities and a working capital deficit of approximately U.S. $1,070,000, subject to any corrections or adjustments that may result from the Company's announced review of its historical financial statements since inception.

To increase its working capital, the Company is engaged in a private placement involving the sale of its senior subordinated secured convertible notes. The private placement is ongoing and is directed exclusively to "accredited investors" within the meaning of the United States federal securities laws, and to "qualified" investors within the meaning of the Ontario Securities Act. Stockholders of the Company and other investors who meet these restrictions will be considered for inclusion in the placement.

The notes carry 8% annual interest, mature June 1, 2004, and are secured by the assets of the Company. The notes are subordinated to some outstanding indebtedness of one of the Company's subsidiaries, but are senior to the Company's other indebtedness. The notes are convertible into common stock of the Company and when the Company has raised the entire U.S.$4,000,000, the notes will be convertible into approximately 40% of the common stock, after providing for an allocation of shares to present and future employees. The notes are accompanied by two-year

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warrants with an exercise price at 120% of the trading price of the common stock upon the final closing date of the financing.

The notes have not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws within the United States, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Paradigm Advanced Technologies, Inc. (Pink Sheets: PRAV) (www.powerloc.com) is a Delaware-registered company, which has its headquarters at 30 Leek Cr., Richmond Hill, Ontario, Canada. The Company provides a full range of wireless location tracking and Homeland Security products and services to global enterprises and to large government organizations. For further information visit www.powerloc.com or call (905) 764-3701.